DAVIS NEW YORK VENTURE FUND
NOTES TO FINANCIAL STATEMENTS
July 31, 2001

NOTE 10  MATTERS SUBMITTED TO A VOTE OF SHAREHOLDERS (UNAUDITED)

A special meeting of shareholders was held on December 1, 2000. The number of votes necessary to conduct the meeting and approve each proposal was obtained. The results of the votes of shareholders are listed below by proposal.


					    For			 Withheld
PROPOSAL 1
Election of Directors

Wesley E. Bass, Jr.			11,333,127,244		121,624,025
Jeremy H. Biggs			11,333,007,533		121,743,736
Marc P. Blum				11,332,235,810		122,515,459
Andrew A. Davis			11,332,587,195		122,164,074
Christopher C. Davis			11,333,000,320		121,750,949
Jerry D. Geist			11,332,834,223		121,917,046
D. James Guzy				11,332,996,604		121,754,665
G. Bernard Hamilton			11,332,911,028		121,840,241
Laurence W. Levine			11,332,428,329		122,322,940
Christian R. Sonne			11,333,162,796		121,588,473
Marsha Williams			11,332,203,109		122,548,160


				For        Against	        Abstained
PROPOSAL 2
To approve of the New Advisory and Sub-Advisory Agreements with Davis Selected Advisers, L.P., and its wholly owned subsidiary, Davis
Selected Advisers  NY, Inc.

			11,007,233,417   87,678,833	      359,839,019
PROPOSAL 3A
To amend fundamental policies regarding diversification

			8,164,899,132	 172,696,265	      387,578,961

PROPOSAL 3B
To amend fundamental policies regarding concentration

  			8,111,063,670	 164,114,366	      449,996,322
PROPOSAL 3C
To amend fundamental policies regarding senior securities

			8,111,758,816	 160,488,737	      452,926,805

PROPOSAL 3D
To amend fundamental policies regarding borrowing

			8,019,334,792	 291,991,471          413,848,095

PROPOSAL 3E
To amend fundamental policies regarding underwriting

			8,047,682,928	 263,859,703	      413,631,727

PROPOSAL 3F
To amend fundamental policies regarding investments in commodities and real estate

			8,046,007,381	  276,668,933	      402,498,044


DAVIS NEW YORK VENTURE FUND
NOTES TO FINANCIAL STATEMENTS  (Continued)
July 31, 2001


NOTE 10  MATTERS SUBMITTED TO A VOTE OF SHAREHOLDERS (UNAUDITED)

				For        Against	        Abstained
PROPOSAL 3G
To amend fundamental policies regarding making loans

			8,060,516,155	   250,155,518	414,502,685

PROPOSAL 3H
To eliminate the fundamental policy regarding investments in unseasoned issuers

			7,988,533,814	   319,301,255	417,339,289
PROPOSAL 3I
To eliminate the fundamental policy regarding investments in options

			7,964,208,971	   345,742,871	415,222,516

PROPOSAL 3J
To eliminate the fundamental policies regarding short selling, margin and arbitrage

			8,068,602,120	    248,982,411	407,589,827
PROPOSAL 3K
To eliminate the fundamental policies regarding short selling, margin and arbitrage

			7,944,988,379	   364,565,637	415,620,342

PROPOSAL 3L
To eliminate the fundamental policy regarding investing for control

			8,067,527,814	   240,659,696	416,986,848

PROPOSAL 3M
To eliminate the fundamental policy regarding investments in companies with affiliated ownership

			8,004,622,059	   307,943,070	412,609,229

PROPOSAL 3N
To eliminate the fundamental policy regarding investments in illiquid securities

			8,105,139,422	   178,913,028	441,121,908

PROPOSAL 3O
To eliminate the fundamental policy making the investment objective fundamental

			8,060,042,693	   260,996,102	404,135,563

PROPOSAL 4
To ratify the selection of KPMG LLP as independent accountants of the Fund

			9,981,082,889	   1,081,982,147	391,686,233